Exhibit 22
SUBSIDIARY GUARANTORS AND ISSUERS OF GUARANTEED SECURITIES
(As of September 27, 2020)

	2024 Senior Notes		2027 & 2029 Senior Notes
Entity	Co-Issuers	Guarantors	Co-Issuers	Guarantors
Cedar Fair, L.P.	X		X
Magnum Management Corporation	X		X
Canada's Wonderland Company	X		X
Millennium Operations LLC		X	X
California's Great America LLC		X		X
Carowinds LLC		X		X
Cedar Fair East Asia Inc.		X		X
Cedar Fair Southwest Inc.		X		X
Cedar Point Park LLC		X		X
Cedar Point Sports Park LLC		X		X
Dorney Park LLC		X		X
Galveston Waterpark LLC		X		X
Geauga Lake LLC		X		X
Kansas City Waterpark LLC		X		X
Kings Dominion LLC		X		X
Kings Island Company		X		X
Kings Island Park LLC		X		X
Knott's Berry Farm LLC		X		X
Michigan's Adventure Park LLC		X		X
Michigan's Adventure, Inc.		X		X
New Braunfels Waterpark LLC		X		X
Sawmill Creek LLC		X		X
Valleyfair LLC		X		X
Wonderland Company Inc.		X		X
Worlds of Fun LLC		X		X